Exhibit 99.1

Intraware, Inc. First Quarter FY 2005 Earnings Release

INTRAWARE ANNOUNCES FIRST QUARTER FISCAL YEAR 2005 FINANCIAL RESULTS

Company Achieves Quarterly Guidance Fueled by Strong Renewals

ORINDA, Calif. - [June 22, 2004] – Intraware, Inc. (Nasdaq:ITRA), the provider of digital delivery services that enable technology companies to manage complex customer entitlements, enhance visibility of customer activity and accelerate profits, today reported the company achieved its guidance as well as several key customer renewals in the first quarter of fiscal year 2005.

Revenues for the first quarter of fiscal year 2005 were $2.8 million compared to $3.0 million in the immediately preceding quarter.  Revenues for the year-earlier quarter were $2.8 million.  Revenues from total Online services and technology related to SubscribeNet services sales increased from $2.0 million in the fourth quarter of fiscal year 2004 to $2.2 million in the first quarter of fiscal year 2005.  Related party online services and technology revenues increased from $0.1 million in the fourth quarter to $0.5 million in the first quarter of fiscal year 2005 due to the recognition of the remaining deferred revenue related to the company’s Strategic Alliance Agreement with Zomax Incorporated, which was terminated in May 2004.  Alliance and reimbursement revenues decreased to $0.6 million in the first quarter of fiscal year 2005 from $1.0 million in the previous quarter.  This decrease is primarily related to seasonality in sales of the Sun Java System and Sun ONE software Intraware resells with Software Spectrum.

Gross profit margins in the first quarter of fiscal year 2005 were 65%, which is one percentage point higher than the gross profit margins of the immediately preceding quarter and significantly up from the 57% gross margins in the year-earlier quarter.  Gross profit margins related to total Online services and technology revenues increased from 73% in the fourth quarter of fiscal year 2004 to 75% in the first quarter of fiscal year 2005, and gross profit margins related to Alliance and reimbursement revenues decreased from 50% to 32% in the same time period.  As noted above, this decrease is primarily related to the first quarter decline in Sun Java System and Sun ONE software sales.

Net loss was $(0.1) million for the first quarter of fiscal year 2005, compared to break-even net income in the quarter ended February 29, 2004 and a net loss of $(0.9) million in the year-earlier quarter.  First quarter fiscal year 2005 net loss per share was $(0.00), compared to earnings per share of $0.00 in the previous quarter and net loss per share of $(0.02) in the first quarter of fiscal year 2004.

Operating Highlights

Intraware signed 22 SubscribeNet and professional services contracts with customers in the first quarter of fiscal year 2005.  The company added two new SubscribeNet customers, including Macrovision Corporation; renewed, extended, or provided additional technology solutions to eight existing SubscribeNet customers; and commenced twelve professional services engagements.

Intraware’s SubscribeNet customer base consisted of 41 customers at the end of the first quarter of fiscal year 2005, which represents a net increase of one customer from the end of the preceding quarter.  The total annual contract value of the existing SubscribeNet customer base was $6.6 million as of May 31, 2004, a decrease of approximately $0.9 million from the end of the fourth quarter of fiscal year 2004.  This decrease is primarily the result of the restructuring of Intraware’s contract with Zomax Incorporated in the first quarter and lower SubscribeNet fees earned under the company’s Software Spectrum services agreement.  Committed incremental contract value increases that take effect in the second quarter of fiscal year 2005 are not included in the $6.6 million contract value calculation.  Intraware defines total annual contract value as, on any given date, the aggregate minimum annual service fees paid or payable by Intraware’s customers for services the company has contracted to provide during the then-current annual terms of the customers’ respective contracts with the company.  Contract value is not necessarily indicative of current or future revenue in any given fiscal period.

As the pioneer of electronic delivery and management technology, Intraware continues to enhance its SubscribeNet service to better serve its existing customers and to address changes and developments in the software industry.  During the first quarter, the company’s product development team improved the license management and delivery capabilities of the SubscribeNet service, including further integration with Macrovision’s license generation tool.  Software publishers can now manage license distribution more efficiently and provide their customers more convenient access to both their licenses and software.  The team also implemented additional data encryption capabilities to offer even greater security of the SubscribeNet customers’ data.  Finally, to better accommodate software publishers’ channel sales strategies, the SubscribeNet service has been enhanced with functionality that enables publishers to extend SubscribeNet’s robust digital delivery capabilities to their channel partners, distributors and resellers, and to their downstream end-users.

“SubscribeNet customer renewals were very strong in the first quarter of this fiscal year,” stated Peter Jackson, Chairman, Chief Executive Officer and President.  “We are encouraged by the signs we are seeing in the digital delivery marketplace and are excited about the important partnership changes and technology advancements we made in the first quarter to better address the needs of our customers.  During the quarter, a number of existing customers implemented upgrades and expanded their future service commitments, demonstrating their continued commitment to our SubscribeNet service.  I believe that much of what we have achieved in the first quarter and are continuing to focus on in the second quarter will result in strong growth for Intraware in the third and fourth quarters of this fiscal year.”

Business Outlook

Intraware expects second quarter of fiscal year 2005 revenues to be $2.5 million to $2.8 million.  Net loss per share in the second quarter is expected to be zero to $(0.01).

Conference Call and Web Cast Information

Management will host the quarterly conference call to discuss first quarter results on June 22, 2004 beginning at 5:00 pm Eastern Standard Time.  A live broadcast of the conference call may be heard by dialing 719-457-2617 and entering confirmation code 436154, or via webcast at http://www.intraware.com/company/investors/conference_calls.html.  For those unable to participate in the live call, a replay will be available for three months starting at 8:00 pm Eastern Standard Time on June 22, 2004, and can be accessed by dialing 719-457-0820 and entering confirmation code 436154.

About Intraware, Inc.

Intraware, Inc. is the provider of digital delivery services that enable technology companies to manage complex customer entitlements, enhance visibility of customer activity and accelerate profits. The Intraware SubscribeNet® service (patent pending) is a Web-based delivery and support solution that enables technology companies to deliver, track and manage the software, licenses and other digital content they distribute to their global customer bases. Intraware’s digital delivery and management solutions power business-to-business technology providers including: Progress Software Inc., Business Objects SA, Documentum Inc., PeopleSoft Inc., RSA Security, Inc. and McKesson. Intraware is headquartered in Orinda, California and can be reached at 888-797-9773 or http://www.intraware.com.

Forward Looking Statements

The statements in this news release that the total annual contract value of the existing SubscribeNet customer base was approximately $6.6 million as of May 31, 2004; that committed incremental contract value increases will take effect in the second quarter of fiscal year 2005; that the company is encouraged by the signs it is seeing in the digital delivery marketplace; that a number of existing customers expanded their future service commitments in the first fiscal quarter; that the company believes much of what it has achieved in the first quarter and is continuing to focus on in the second quarter will result in strong growth for Intraware in the third and fourth quarters of this fiscal year; that the company expects first quarter revenues to be $2.5 million to $2.8 million; that net loss per share in the first quarter is expected to be zero to $(0.01); and other statements in this release which are not historical facts, may be deemed to be forward-looking statements involving a number of risk factors and uncertainties. Factors that could cause actual results to differ materially from those anticipated in this news release include lower than expected Alliance and reimbursement revenues due to softening demand for Sun Java System and Sun ONE software products; the concentration of a substantial portion of Intraware’s revenues in a small number of customers, which could make Intraware’s revenues vulnerable to unexpected cancellations due to mergers or other factors; the company’s failure to achieve or maintain profitability in future quarters due to lower than expected revenues or higher than expected expenses; any reduction in corporate technology spending due to terrorism, geopolitical events or macroeconomic factors; any failure by customers to pay service fees owed to Intraware under their respective contracts with the company; an inability by the company to reduce operating costs quickly enough to offset any unexpected weakness in sales; and the introduction or aggressive marketing of competitive services and products by other companies.  Further information on potential factors that could affect Intraware’s financial results is included in Intraware’s Form 10-K for the 2004 fiscal year filed with the Securities and Exchange Commission (SEC) on May 5, 2004.  Copies of this and other Intraware filings with the SEC are available from Intraware without charge or online at http://www.intraware.com.

© 2004 Intraware, Inc.  Intraware and SubscribeNet are registered trademarks of Intraware, Inc. Any other company or product names mentioned herein are the trademarks of their respective owners.

INTRAWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the three months ended
	May 31, 2004	May 31, 2003

Revenues:
Online services and technology	$1,695	$1,720
Alliance and reimbursement	576	862
Related party online services and technology	534	117
Software product sales	42	114
Total revenues	2,847	2,813
Cost of revenues:
Online services and technology	567	623
Alliance and reimbursement	391	490
Software product sales	37	100
Total cost of revenues	995	1,213
Gross profit	1,852	1,600
Operating expenses:
Sales and marketing	752	769
Product development	403	919
General and administrative	789	766
Total operating expenses	1,944	2,454
Loss from operations	(92)	(854)
Interest expense	(29)	(69)
Interest and other income and expenses, net	16	14
Net loss	$(105)	$(909)
Basic and diluted net loss per share	$(0.00)	$(0.02)
Weighted average shares - basic and diluted	59,617	52,202

INTRAWARE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	May 31, 2004	February 29, 2004
ASSETS
Current assets:
Cash and cash equivalents	$10,855	$11,804
Accounts receivable, net	1,195	1,462
Cost of deferred revenue and prepaid license and services	246	214
Other current assets	653	317
Total current assets	12,949	13,797
Cost of deferred revenue, less current portion	60	43
Property and equipment, net	907	897
Other assets	48	33
Total assets	$13,964	$14,770
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$1,071	$1,034
Accounts payable	710	577
Accrued expenses	758	928
Deferred revenue	2,051	2,035
Related party deferred revenue	14	648
Total current liabilities	4,604	5,222
Deferred revenue, less current portion	226	295
Notes payable, less current portion	489	766
Total liabilities	5,319	6,283
Contingencies
Redeemable convertible preferred stock; $0.0001 par value; 10,000 shares authorized:
Series A; 552 at May 31 and February 29, 2004 (aggregate liquidiation preference of $1,000 at May 31 and February 29, 2004)	897	897
Total redeemable convertible preferred stock	897	897
Stockholders’ equity:
Common stock; $0.0001 par value; 250,000 shares authorized; 59,727 and 59,504 shares issued and outstanding at May 31 and February 29, 2004, respectively.	6	6
Additional paid-in-capital	162,306	162,043
Accumulated deficit	(154,564)	(154,459)
Total stockholders’ equity	7,748	7,590
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$13,964	$14,770

For More Information Contact:

Roman Reznicek

Intraware, Inc.

925-253-4545

ir@intraware.com